SEPARATION AGREEMENT AND RELEASE

            This Separation Agreement and Release (“Agreement”) is intended to amicably and finally resolve all issues and claims surrounding the employment of John F. Jastrem (“Employee”) with Viad Corp and Global Experience Specialists, Inc. (collectively “Employer”) and is made and entered into by and between Employee and Employer.

I. Recitations.

•	Employer desires to provide Employee with separation benefits in connection with Employee’s retirement and separation from the Employer.;

•	Employee and Employer enter into this Agreement in exchange for compliance with the terms and conditions of this Agreement, including the execution of all transitional responsibility as agreed upon between Employee and Employer. II. Agreement.

In consideration of the promises, agreements, covenants, and provisions contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

A.  Salary and Benefits.

•	Employee’s employment with Employer ended effective March 19, 2010 (the “Separation Date”).

•	In consideration of the promises of Employee contained herein, Employer agrees to pay Employee a severance benefit equal to fifty-two (52) weeks separation pay ($490,000), less statutory deductions (based upon Employee’s annual base salary as of the Separation Date). Employer agrees to pay the entire severance benefit to Employee within 10 days from the date this Agreement is executed by the parties.

•	Employee has been paid, by separate check, a lump sum payment, less statutory deductions, for all earned but unused vacation as of the Separation Date, in accordance with state statutory requirements.

•	Employer will pay the premiums for Employee’s group medical, dental and vision insurance coverage for twelve (12) months following the Separation Date. Effective April 1, 2011, Employee may elect to continue, at Employee’s cost, coverage under the Viad health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

•	Restricted Stock granted in February 2008 (3,600 shares), February 2009 (9,700 shares), and July 2009 (8,500 shares) will vest as provided in and subject to the terms of the corresponding Restricted Stock Agreements. Performance-Based Restricted Stock granted in February 2008 (1,700 remaining shares) and Performance-Based Restricted Stock earned pursuant to the Exhibitgroup/Giltspur Turn-Around Incentive Bonus Award (8,140 shares remaining) will vest as provided in and subject to the terms of the corresponding agreements. Employee shall have no rights to any other equity-based awards, including options, except as set forth herein.

•	Employee’s participation in the 2010 GES Management Incentive Program (“MIP”) will cease as of the Separation Date. Employee will be entitled to a prorated 2010 MIP payment (not to exceed target level achievement) actually earned and approved by the Human Resources Committee of Viad. The MIP payment, if earned and approved by the Human Resources Committee of Viad Corp, will be paid in accordance with terms of the MIP Plan no later than March 31, 2011. Employee will be paid the prorated 2010 MIP payment if a 2010 MIP payment has been actually earned by GES and approved by the Human Resources Committee for payment to any GES participants.

•	Employee’s participation in Employer’s 401(k) Program (also known as the “TRIM” plan), and Employer’s matching obligation under the Program, will cease as of the Separation Date, and any distribution of the Program’s funds will be in accordance with the provisions of the 401(k) Program. Employee will receive information explaining Employee’s options with regard to Employee’s account in Employer’s 401(k) Program from the plan administrator, T Rowe Price, approximately three (3) weeks after the end of the month following the Separation Date.

•	Employee’s participation in the Viad Corp Supplemental TRIM Plan shall cease as of the Separation Date and payment of Employee’s account balance therein shall be made in one lump sum following the expiration of the six (6) month delay period for specified employees under IRS Code Section 409A.

•	Employer will pay Employee $7,500 for tax and financial counseling in 2010, which amount will be paid within 10 days from the date this Agreement is executed by the parties.

•	Employee’s participation in the Executive Physical Program will continue through 2010, with Employee’s Company paid physical to be completed no later than December 31, 2010.

•	Employee’s participation in any other Employer-sponsored perquisite programs, including health club, lunch and country club, and company paid automobile, will cease as of the Separation Date. All associated expenses incurred prior to the Separation Date with regard to the above-mentioned perquisites will be reimbursed to Employee or be paid directly to provider.

•	Employee’s Life Insurance, Short-Term Disability, Long-Term Disability, and Business Travel Accident insurance coverage will cease as of the Separation Date.

•	In the event Employee dies prior to receipt of all cash payments and other compensation to which Employee is entitled hereunder, such consideration shall be paid to the Employee’s estate, unless otherwise directed in writing by Employee.

•	Employee will be entitled to be reimbursed for career assistance and/or outplacement services, including out of pocket costs incurred in connection with receiving such services, in an amount not to exceed a cost in excess of $12,000 in the aggregate. Employee must initiate steps to retain services for any program within 90 days of the Separation Date and all invoices for services will be sent directly to Employer (Attn: Scott E. Sayre, Vice President-General Counsel). Employer will reimburse Employee for such invoices (in an amount not to exceed $12,000) with ten days of submission of invoices to Mr. Sayre.

B. Release of Claims.

Employee Release. In consideration for the receipt of the separation pay and other benefits described in this Agreement and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by Employee, Employee hereby waives, voluntarily releases and forever discharges Employer, its parent companies, predecessors, successors, affiliates and subsidiaries, and their respective shareholders, employees, officers, representatives, agents, and directors (collectively “the Company”) from the following:

•	All claims arising out of or relating to Employee’s employment with the Company or Employee’s separation from that employment;

•	All claims arising out of or relating to any written or implied personnel policy or practice of the Company or the statements, actions, or omissions of the Company;

•	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; 42 U.S.C. 12101, et. seq.; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Civil Rights Act of 1991; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act; and any other federal, state or local anti-discrimination acts, state wage acts and non-interference or non-retaliation statutes;

•	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Employee’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

•	Except as otherwise excepted or provided for herein or as relates to consulting payments, all claims for compensation of any kind, including without limitation, commission payments, bonus payments, equity awards (including any February 2010 awards), vacation pay, and expense reimbursements;

•	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

•	All claims for attorneys’ fees, costs, and interest.

Employee also waives any right to any form of recovery or compensation from any legal action brought by Employee, or by any state or federal agency on Employee’s behalf in connection with Employee’s employment with or termination of employment from Employer. Employer acknowledges and understands, however, that Employee does not release any claims that the law does not allow to be waived or any claims that may arise after the date on which Employee signs this Agreement.  Employee also agrees not to seek re-employment with Employer in the future.

Employer Release. Employer hereby waives, voluntarily releases, and forever discharges Employee from any and all claims, demands, liabilities, debts, judgments, expenses, actions, causes of action or suits of any kind which Employer may have had or may now have or may hereafter arise relating to Employee’s employment with the Company or Employee’s separation from that employment. Notwithstanding the provisions of this paragraph or any other paragraph of this Agreement, Employer’s release shall not include: (1) any claim arising under this Agreement or arising under any of the Agreements referred to in Section II.T hereof, or (2) any claim arising from fraud, intentional breach of fiduciary duty or criminal acts of Employee, except for claims that Employer knew or reasonably should have known of prior to the Separation Date.

C. Non-Disclosure.  Employee agrees that Employee shall not disclose to any person or entity at any time or in any manner, directly or indirectly, any information relating to the operations of Employer, Employer’s affiliates, or Employer’s customers, clients or suppliers that has not already been disclosed or is available to the general public.  The parties agree that this provision includes, but is not limited to, the following information: compensation practices or arrangements; human resources practices; employee or former employee names, lists or contact information; financial information; budgets; product and services; strategic business or marketing plans; proprietary information and/or trade secrets; operating procedures; customer lists and/or names; product and service prices; customer charges; contracts; contract negotiations; employee relations matters; and any other proprietary information related to the business of Employer or its affiliates.  Employee understands that this listing is not all-inclusive and is provided by way of example. Employee further understands that Employee continues to be bound by the terms and obligations contained in any and all confidentiality agreements signed by Employee during the course of Employee’s employment with Employer, which shall survive and are enforceable following the Employee’s Separation Date according to the terms of such agreements.

D. Mutual Non-disparagement and Neutral Reference. Employee agrees not to make any derogatory or damaging statements about Employer or any of its affiliates or their respective directors, officers, employees or agents, or the management or business condition of Employer or any of its affiliates.  Likewise, Employer agrees not to make any derogatory or disparaging statements about Employee.  In addition, Employer agrees to provide prospective employers of Employee with a neutral reference, including only Employee’s name, job title, and dates of employment, and a statement consistent with the disclosure made in Viad’s press release dated March 22, 2010, announcing Employee’s retirement from his post as GES president. For purposes of this provision, the term “Employer” shall mean the Vice President or Executive Director of Viad Human Resources, any employee specifically authorized to publicly speak on behalf of Employer, and each corporate officer of Viad.

E.  Confidentiality. Employee and Employer acknowledge that the Agreement and a related Consulting Agreement between the parties will be filed with the Securities Exchange Commission and be available to the public.

F.  Future Cooperation. Employee hereby agrees, if requested by Employer, to fully cooperate in assisting Employer and its counsel in any litigation, proceeding, claim or dispute which arose before, during, or after Employee’s employment, and of which Employee has knowledge.  If Employer makes a request of Employee to participate in such, and travel is necessary, Employer shall pay reasonable travel expenses consistent with Employer’s current travel policy in effect as of the Separation Date.  Employer shall at its cost provide representation of its choice for any preparation for or representation of Employee, if Employer requests such services.  If Employer requests assistance from Employee that requires Employee to provide work product, review prior work or analysis or spend time in preparation for testimony or litigation, Employer shall reimburse Employee for Employee’s time at an hourly rate of $250, which rate is consistent with Employee’s regular base salary at the time of Employee’s separation.

G. Restrictive Covenants.  Employee acknowledges that during the course of his employment in the business of Employer prior to the Separation Date, Employee may have developed relationships with certain competing organizations in  the industries in which Employer competes, as well as with certain contractors, subcontractors or customers of the Employer and subsidiaries and affiliates, and that the Employee had access during the course of Employee’s employment with Employer to information about the business of Employer which is confidential and/or constitutes trade secrets. Employee agrees to the following covenants that are necessary to protect the Employer’s legitimate business interests in maintaining its confidential and proprietary business information and preserving its customer and employee relationships:

      1.  Non-Competition.  Employee hereby covenants and agrees that for a period ending eighteen (18) months following the Separation Date, Employee shall not engage directly or indirectly in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of Employer or its affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with Employer, to be in development).

      2.  Non-Solicitation of Customers.  Employee hereby covenants and agrees that for a period ending eighteen (18) months following the Separation Date, Employee shall not directly or indirectly on behalf of himself or any Competitor solicit, induce or attempt to induce any client of Employer or its affiliates to discontinue their business relationship with Employer or any of its affiliates.  “Client” means any individual, person, business or entity that has consumed, obtained, retained and/or purchased any services or products offered or sold by Employer or any of its affiliates during Employee’s employment, and any individual, person, business or entity that has been solicited by Employee to consume, obtain, retain or purchase the services or products offered or sold by Employer or any of its affiliates.  “Competitor” means any person or organization engaged (or about to become engaged) in research, development, marketing, selling, or servicing with respect to any product or service which is the same as, similar to, or competes with any product, process or service of Employer or its affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with Employer or one of its affiliates, to be in development).

      3.  Non-Solicitation of Employees, Contractors and Others.  Employee hereby covenants and agrees that for a period ending eighteen (18) months following the Separation Date, Employee shall not directly or indirectly solicit, induce or attempt to induce any employee of Employer or any of its affiliates to discontinue their employment with Employer or any of its affiliates, or induce or attempt to participate in any way to induce any employee of Employer or any of its affiliates to breach any agreement with Employer or any of its affiliates.  Employee further covenants and agrees that for a period ending eighteen (18) months following the Separation Date, Employee shall not solicit, induce or attempt to induce, directly or indirectly, any supplier, contractor, consultant or other representative of Employer or any of its affiliates to terminate their or its relationship with Employer or any of its affiliates.

For purposes of clarification, the provisions of Section II. G. are not intended to prevent or restrict Employee from the following:

•	Engaging in marketing or advertising following the Separation Date, except to the extent that such activity is competitive with the products and/or services offered or sold by Employer or any of its affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with Employer or one of its affiliates, to be in development); or

•	Contacting, or otherwise soliciting business from, Employer’s clients or other business contacts following the Separation Date, provided such contact or solicitation does not violate the provisions of Section II. G. 1 or Section II. G. 2, or any other provision of this Agreement.

H. Injunctive Relief. Employee acknowledges that a breach of any of the provisions of Sections II.  C — G of this Agreement might irreparably and continually damage Employer, for which money damages may not be adequate.  Consequently, Employee agrees that in the event Employee threatens to breach, or Employer believes Employee has breached any covenant of Sections II. C — G of this Agreement, Employer shall be entitled to seek preliminary and permanent injunction in order to prevent the continuation of such harm, and money damages insofar as they can be determined.  Nothing in this Agreement shall be construed to prohibit Employer from pursuing any other remedy, the parties having agreed that all remedies are cumulative.

I.  Return of Equipment and Documents. Unless otherwise noted in this Agreement, Employee shall return all of Employer’s property and information within Employee’s possession (“Property”), including, but not limited to, documents, correspondence, credit cards, computers, mobile phones, copy machines, facsimile machines, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, and methodologies particular to Employer and any and all copies thereof.  Moreover, Employee is strictly prohibited from making copies, or directing copies to Employee through e-mail or other transmission, of any of Employer’s property covered by this paragraph.  Further, Employee covenants and agrees not to, or direct or solicit others to, destroy and Property.  Notwithstanding anything to the contrary herein, it is understood that Property shall not include Employee’s company issued cell phone, or Employee’s diary, Outlook files, contact lists, day planner, calendar, correspondence and documents to the extent that such specified items constitute Employee’s personal and professional chronology.

J.  Board and Association Memberships. Employee agrees to resign at the request of Employer from any and all Board of Directors and Associations that promote, serve to further, or are otherwise involved with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to any services or products of Employer or its affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with Employer, to be in development), including, but not limited to the Center for Exhibition Industry Research.

K.  Claims Involving Employer. Employee represents that Employee has not instituted, filed or caused others to file or institute any charge, complaint or action against Employer or any of its affiliates.  Employee covenants that, to the full extent permitted by law, Employee will not file or institute any charge, complaint or action against Employer or any of its affiliates with respect to any matters arising before or on the date Employee signs this Agreement.  Employee will not recommend or suggest to any potential claimants or employees of Employer or any of its affiliates, or their attorneys or agents that they initiate claims or lawsuits against Employer, nor will Employee voluntarily aid, assist, or cooperate with any claimants or employees of Employer or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against Employer; provided, however, that nothing in this paragraph will be construed to prevent Employee from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving Employer or any of its affiliates.

L.  Attorney’s Fees. Each party shall pay its own attorney’s fees and costs to enforce any term and provision of this Agreement in any action before any agency, tribunal, court or forum whatsoever, in law or in equity.

M. Time to Consider Agreement.

•	If Employee is age 40 or older, Employee understands and acknowledges that Employee has twenty-one (21) days from the date Employee receives this Agreement to consider and sign this Agreement. Employee also understands that if Employee is age 40 or older, Employee has seven days to revoke this Agreement after Employee signs it, and unless timely revoked, this Agreement shall be deemed final and binding. Employee also understands and acknowledges that Employee may revoke this Agreement at any time during the seven (7) day period immediately following the date Employee signs the Agreement. This Agreement shall not become enforceable by either party or effective until the expiration of such seven (7) day revocation period. Employee agrees to provide any such revocation in writing to Employer at the following address postmarked on or before midnight on the seventh (7th) day following execution of this Agreement: Scott E. Sayre, Vice President-General Counsel & Secretary, Viad Corp, 1850 N. Central Ave., Suite 800, Phoenix, AZ 85004-4545. If Employee is age 40 or older, then the effective date of this Agreement is the day after the revocation period ends.

•	If Employee is under age 40, Employee understands and acknowledges that Employee has ten (10) days from the date Employee receives this Agreement to consider and sign it.

•	Employee understands that once this Agreement is signed by Employee that he will not receive the benefits and privileges of this Agreement until eight (8) days following execution of this Agreement. This Agreement will be deemed withdrawn by Employer and null and void unless Employee signs the Agreement on or before the expiration of the applicable consideration period, as described in the prior paragraphs.

N.  Invalidity and Partial Invalidity; Severability. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be against public policy, invalid or unenforceable, the remainder of this Agreement or the application of such term or provision other than those terms or provisions which are held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the full extent permitted by law.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

O.  Full Compensation.  Employee agrees that the payments made and other consideration provided by Employer under this Agreement constitute full and sufficient compensation for the covenants and agreements of Employee herein, and for the release of all of Employee’s claims as set forth in the Agreement, including, but not limited to, all claims for attorneys’ fees, costs, and disbursements, and all claims for any type of legal or equitable relief.

P.  No Admission of Wrongdoing.  Employee understands and acknowledges that this Agreement does not constitute an admission that Employer has violated any local ordinance, state or federal statute, or principle of common law, or that Employer has engaged in any improper or unlawful conduct or wrongdoing against Employee, it being agreed that Employee was not terminated for cause or unsatisfactory performance. Employee agrees that Employee will not characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission by Employer that Employer has engaged in any wrongdoing.

Q.  Breach of Agreement; Revocation of Severance Paid. Employee agrees that a breach or other violation by employee of any of the provisions of this Agreement shall be sufficient grounds for Employer to terminate this Agreement immediately, discontinue all payments due hereunder, and demand and be entitled to repayment of all payments made hereunder.

R.  Arbitration. Except to the extent that claims by Employer or Employee are for injunctive relief, any dispute or difference of opinion between Employee and Employer (including all employees, partners or contractors of Employer) involving the formation of this Agreement, or the meaning, interpretation, or application of any provision of this Agreement, or any other dispute between Employee and Employer which relates to or arises out of the employment relationship between the parties, shall be settled exclusively by binding arbitration before one neutral arbitrator, and judgment on the award rendered by the arbitrator may be entered and enforced in any court having jurisdiction thereof.

S.  Governing Law. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Texas, except as may otherwise be interpreted, enforced and governed or preempted by Federal law.

T.  Entire Agreement. This Agreement contains the entire agreement between the parties hereto, and supersedes all prior agreements, written and verbal, except for Employee’s Employee Patent and Trade Secret Agreement, Use of Company-owned Computer Systems, Always Honest Agreements, Management Incentive Plan Participation Agreement, and other incentive compensation agreements (including but not limited to the Restricted Stock, Performance Based Restricted Stock and Turn Around Incentive Bonus Agreements and related plans), all of which will remain in full force and effect, it being understood and agreed by Employee and Employer that this Agreement is in addition to and not in substitution for the covenants and obligations contained in such Agreements, including, but not limited to, the non-competition and non-solicitation provisions of such Agreements.

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III. Attestation

PLEASE READ THIS AGREEMENT CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE HEREBY STATES THAT, BEING OF LAWFUL AGE AND LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT, EMPLOYEE HAS SIGNED THIS AGREEMENT AS A FREE AND VOLUNTARY ACT AND BEFORE DOING SO EMPLOYEE HAS BECOME FULLY INFORMED OF ITS CONTENT BY READING THE SAME OR HAVING IT READ TO EMPLOYEE SO THAT EMPLOYEE FULLY UNDERSTANDS ITS CONTENT AND EFFECT.  OTHER THAN AS STATED HEREIN, THE PARTIES AGREE THAT NO PROMISE OR INDUCEMENT HAS BEEN OFFERED FOR THIS AGREEMENT AND THAT THE PARTIES ARE LEGALLY COMPETENT TO EXECUTE THE SAME.

EMPLOYEE FURTHER STATES THAT EMPLOYEE HAS BEEN ADVISED TO CONSULT AN ATTORNEY, THAT EMPLOYEE HAS BEEN GIVEN SUFFICIENT OPPORTUNITY TO REVIEW THIS DOCUMENT WITH AN ATTORNEY BEFORE EXECUTING IT AND THAT EMPLOYEE HAS DONE SO OR HAS VOLUNTARILY ELECTED NOT TO DO SO.

                                                                        EMPLOYEE

/s/ John F. Jastrem		4/24/10

John F. Jastrem		Date

APPROVED BY VIAD CORP FOR EMPLOYER

/s/ Scott E. Sayre	4/23/10

Scott E. Sayre                                                   Date
Vice President-General Counsel
& Secretary

ELECTION TO EXECUTE EARLY
THE
SEPARATION AGREEMENT AND MUTUAL RELEASE

I, John F. Jastrem, understand that I have twenty-one (21) days to consider and execute this Agreement.  After careful consideration and/or the opportunity to consult with a lawyer, at my choice, I have freely and voluntarily elected to execute the Agreement before expiration of the twenty-one (21) day period.

/s/ John F. Jastrem 4/24/10
JOHN F. JASTREM                                    DATE